Exhibit 99.1

CONTACT:	FOR IMMEDIATE RELEASE

Robert H. Barghaus
Chief Financial Officer
(203) 661-1926, ext. 6668

Tyler P. Schuessler
Vice President,
Organizational Development and
Investor Relations
(203) 661-1926, ext. 6643

BLYTH, INC. REPORTS 3rd QUARTER SALES AND EARNINGS

GREENWICH, CT, USA, December 5, 2008: Blyth, Inc. (NYSE: BTH), a leading multi-channel designer and marketer of home fragrance products, home décor products and household convenience items, today reported Net Sales for the third quarter ended October 31, 2008 decreased approximately 12% to $250.8 million compared to $285.9 million for the prior year period.  Excluding the sales of the Blyth HomeScents International North American mass channel candle business, divested in the first quarter of last year, third quarter Net Sales would have decreased 9%.  Foreign exchange had a 1 percentage point favorable impact on third quarter Net Sales.  International sales represented 31% of total sales in the third quarter this year versus 24% last year.

Commenting on the Company’s financial results, Robert B. Goergen, Blyth’s Chairman of the Board and CEO, said, "Market conditions in the United States deteriorated noticeably during the third quarter, negatively impacting the ability of our PartyLite independent sales Consultants to book and hold shows.  Independent retailer order volume also declined significantly in our wholesale seasonal and home decor businesses in advance of an expected soft holiday sales season.

"In our Miles Kimball Company business, a challenging ERP implementation exacerbated a soft sales environment and generally difficult economic conditions.  Fortunately, good progress has been made over the past few months, and the complications we experienced with the ERP implementation are nearly resolved.  While Blyth's third quarter reported loss was principally due to a goodwill write off in the Catalog & Internet segment, we have every expectation of continued profitability in our Miles Kimball Company business on a normalized basis."

Mr. Goergen continued, "Fortunately, PartyLite's European markets fared well during the third quarter, with double digit sales growth continuing across the U.K., France and the Nordic region.  Management is carefully tailoring promotional efforts to protect sales and profitability given the uncertainties resulting from the ongoing global economic crisis.  In addition, in the Unites States, the Sterno Group continues to execute its strategic plan put in place last year by management.  Sterno’s third quarter's profit performance was on plan, with year to date profit well ahead of last year."

Operating Loss for the third quarter was $39.4 million this year versus an operating profit of $10.4 million last year.  The loss includes a non-cash pre-tax goodwill and other intangibles impairment charges of $45.9 million resulting from a revaluation of goodwill and other intangibles associated with Blyth’s Catalog & Internet businesses.  This year’s loss also includes a Blyth HomeScents International unusual charge of $1.0 million, whereas last year’s third quarter included Blyth HomeScents International losses of $4.5 million.  Excluding the goodwill and other intangibles impairment charges and the Blyth HomeScents International unusual charge this year, as well as the Blyth HomeScents International losses last year, third quarter Operating Profit would have been $7.5 million this year versus $14.9 million last year.  This decline reflects the impact of lower sales for Blyth’s U.S. businesses, higher commodity costs and freight surcharges, and the impact of the aforementioned ERP system implementation.

Net Loss for the quarter was $32.9 million compared to net income of $6.6 million for the prior year.  Diluted Earnings Per Share for the third quarter were a loss of $0.93 this year compared to earnings of $0.17 last year.  Third quarter earnings per share before this year’s goodwill and other intangibles impairment charges and before Blyth HomeScents International’s unusual charge for the current year and prior year losses would have been $0.20 this year versus $0.24 last year due to the aforementioned items and a lower effective tax rate for the current quarter.

Net Sales for the nine months ending October 31, 2008 declined approximately 7% to $737.4 million from $791.1 million reported for the same period a year ago.  Excluding the sales of the Blyth HomeScents International North American mass channel candle business, Net Sales would have declined 2% for the first nine months.  Operating Loss for the nine months this year was $21.4 million versus an operating profit of $34.8 million a year earlier.  Excluding (on a pre-tax basis) the adverse effect of the goodwill and other intangibles impairment charges of $45.9 million this year, Blyth HomeScents International’s unusual charge of $1.5 million this year and losses of $12.4 million and other minor restructuring charges last year, Operating Profit for the first nine months would have been $26.0 million this year versus $47.2 million last year.

Net Loss for the first nine months was $28.7 million compared to income of $21.5 million last year.  Diluted Earnings Per Share was a loss of $0.80 compared to income of $0.54 last year.  Included in this year’s results is the aforementioned goodwill and other intangibles impairment charges of $45.9 million pre-tax, equating to $39.3 million after tax, or $1.09 per share.  Also included in this year are costs totaling $1.5 million pre-tax, equating to $0.9 million after tax or $0.03 per share, associated with an unusual Wholesale charge and a charge of $5.2 million (pre-tax and after tax), or $0.14 per share, in the first quarter related to the write-off of the Company’s investment in RedEnvelope.   Included in last year’s results were losses and charges related to Blyth HomeScents International totaling $11.9 million pre-tax, equating to $7.4 million after tax, or $0.19 per share, as well as other minor restructuring charges.  Excluding the aforementioned items, earnings per share for the nine month period would have been $0.46 this year and $0.74 last year.

A summary reconciliation of Generally Accepted Accounting Principles (GAAP) earnings and earnings per share to Non-GAAP earnings and earnings per share is presented in the attached table. This table is included as an additional reference to assist investors in analyzing the Company's performance and should be considered in addition to, not a substitute for, measures of financial performance prepared in accordance with GAAP.  In presenting comparable results, the Company discloses non-GAAP financial measures when it believes such measures will be useful to investors in evaluating the Company’s underlying business performance.  Management internally reviews the results of the Company excluding the impact of certain items as it believes that these non-GAAP financial measures are useful for evaluating the Company’s core operating results and facilitating comparison across reporting periods.

In the Direct Selling segment, third quarter net sales declined 6% to $139.2 million versus $147.5 million for the same period last year.  Sales increases in PartyLite’s European markets were more than offset by a sales decline of 23% in PartyLite’s U.S. market.  The primary factors impacting third quarter U.S. sales were fewer active independent sales consultants, as well as lower activity by existing consultants resulting from difficult economic conditions that made booking and holding shows challenging.  Stabilizing the consultant base through training, enhanced Home Office support and promotional incentives remains a key area of management’s focus.   Active independent sales Consultants (measured on a 60-day basis – please see paragraph below) total over 25,000 in the U.S. this year versus over 30,000 in last year’s third quarter.

In PartyLite Canada, sales decreased 7% in local currency during the quarter, which translated into a decline of 16% in U.S. Dollars, with active independent sales Consultants totaling over 6,000 this year and last year.  PartyLite Europe’s sales increased 12% in local currencies during the quarter, which translated into a sales growth of 22% in U.S. Dollars.  PartyLite’s European active independent sales Consultants increased to over 24,000 in this year’s third quarter versus over 21,000 in last year’s third quarter.

Third quarter operating profit in the Direct Selling segment was $4.8 million versus $8.1 million in the same period last year and was driven by lower sales and higher promotional costs within PartyLite U.S., as well as the impact of commodity cost increases and fuel surcharges, partially offset by increased profitability in PartyLite Europe.

As of the first quarter of fiscal year 2009, management has updated its approach in calculating active independent sales Consultants to reflect the number of Consultants who have placed an order within the past 60 days.  This change is in keeping with PartyLite’s promotional strategy, which is utilizing multi-month performance metrics in addition to monthly promotions with the intent to keep new Consultants engaged for a longer period and thus have greater success in establishing their business.  Prior year Consultant figures have also been updated to reflect the new calculation.

In the Catalog & Internet segment, third quarter net sales decreased 6% to $49.7 million versus $52.6 million last year due to the aforementioned soft sales for certain of the Miles Kimball Company catalogs, as well as the continued impact of the ERP system implementation.  The third quarter operating loss in this segment was $47.7 million versus an operating loss of $0.2 million in the prior year.  The segment operating loss this year reflects the aforementioned $45.9 million goodwill and other intangibles impairment charges, the ERP implementation, sales shortfalls and increases in printing, paper and freight costs.

In the Wholesale segment, third quarter net sales declined 28% to $61.9 million this year versus $85.7 million for the prior year, the latter of which includes sales from the Blyth HomeScents International North American mass channel candle business. Excluding Blyth HomeScents International, which was sold last year, third quarter Wholesale segment Net Sales would have declined 19% versus the prior year, driven by lower sales of home décor products and seasonal decorations.  Third quarter operating profit in the Wholesale segment was $3.5 million compared to $2.6 million last year.  Excluding the aforementioned pre-tax losses and charges of $1.0 million this year and $4.5 million last year, this segment’s operating income would have been $4.5 million this year versus $7.1 million last year.

The sum of the segment amounts does not necessarily equal that reported for the quarter for Blyth overall due to rounding.

As of October 31, 2008 and the date hereof, the Company has no outstanding balance on its unsecured revolving credit facility agreement and we do not anticipate the need to draw down the revolver through its expiration on June 1, 2009.  The Company has terminated the credit agreement effective as of December 5, 2008.

In lieu of quarterly teleconferences, management conducts informal Question and Answer sessions periodically via dial-in calls, the next of which will take place on Tuesday, December 9th at 2:00 pm Eastern time.  The date, time and dial-in information will be available in the “Investor Relations” section of the Company’s website, www.blyth.com, no later than one week prior to the next scheduled session.  Management will not present prepared remarks during such calls and will cover no material, non-public information.

Blyth, Inc., headquartered in Greenwich, CT, USA, is a Home Expressions company that markets an extensive array of home fragrance products, decorative accessories, seasonal decorations and household convenience items.  The Company sells its products through multiple channels of distribution, including the home party plan method of direct selling and one-on-one direct selling, as well as through the wholesale and catalog/Internet channels.  Blyth also markets tabletop lighting and chafing fuel for the Away From Home or foodservice trade.  The Company manufactures most of its candles and chafing fuel and sources nearly all of its other products.  Its products are sold direct to the consumer under the PartyLite®, Two Sisters GourmetTM and ViSalus Sciences® brands, to retailers in the premium and specialty retail channels under the Colonial CandleTM, CBK® and Seasons of Cannon Falls® brands, to retailers in the mass retail channel under the  Sterno® brand, to consumers in the catalog and Internet channel under the Miles Kimball®, Exposures®, Walter Drake®, The Home Marketplace®, Easy ComfortsTM and Boca JavaTM brands, and to the Foodservice industry under the Sterno®, Ambria® and HandyFuel® brands.  In Europe, Blyth’s products are also sold under the PartyLite® brand.

Blyth, Inc. may be found on the Internet at www.blyth.com.

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events or performance and underlying assumptions and other statements that are other than statements of historical facts.  Actual results could differ materially due to various factors, including the slowing of the United States or European economies or retail environments, the risk that we will be unable to maintain our historic growth rate, our ability to respond appropriately to changes in product demand, the risk that we will be unable to integrate the businesses that we acquire into our existing operations, the risks (including foreign currency fluctuations, economic and political instability, transportation delays, difficulty in maintaining quality control, trade and foreign tax laws and others) associated with international sales and foreign sourced products, risks associated with our ability to recruit new independent sales consultants, our dependence on key corporate management personnel, risks associated with the sourcing of raw materials for our products, competition in terms of price and new product introductions, risks associated with our information technology systems (including, susceptibility to outages due to fire, floods, power loss, telecommunications failures, computer viruses, break-ins and similar events) and other factors described in this press release and in the Company’s Annual Report on Form 10-K for the year ended January 31, 2008.

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BLYTH, INC.
Consolidated Statements of Operations
(In thousands except per share data)
(Unaudited)

	Three Months	Three Months	Nine Months	Nine Months
	Ended	Ended	Ended	Ended
	October 31, 2008	October 31, 2007	October 31, 2008	October 31, 2007

Net sales	$250,805	$285,869	$737,439	$791,107
Cost of goods sold	118,555	141,704	337,751	383,868
Gross profit	132,250	144,165	399,688	407,239
Selling	95,838	100,477	282,203	273,122
Administrative and other	29,971	33,247	93,019	99,351
Goodwill impairment	45,851	-	45,851	-
	171,660	133,724	421,073	372,473
Operating (loss) profit	(39,410)	10,441	(21,385)	34,766

Other expense (income)
Interest expense	2,547	3,587	7,419	10,933
Interest income	(897)	(1,953)	(3,252)	(6,003)
Foreign exchange and other	1,770	485	6,007	334
	3,420	2,119	10,174	5,264
(Loss) earnings from continuing operations before
income taxes and minority interest	(42,830)	8,322	(31,559)	29,502
Income tax (benefit) expense	(9,948)	1,717	(2,900)	7,940
(Loss) earnings from continuing operations before minority interest	(32,882)	6,605	(28,659)	21,562
Minority interest	30	28	88	81
Net (loss) earnings	$(32,912)	$6,577	$(28,747)	$21,481

Basic:
Net (loss) earnings per common share	$(0.93)	$0.17	$(0.80)	$0.55
Weighted average number of shares outstanding	35,564	38,748	35,937	39,183

Diluted:
Net (loss) earnings per common share	$(0.93)	$0.17	$(0.80)	$0.54
Weighted average number of shares outstanding	35,564	39,067	35,937	39,525

Consolidated Balance Sheets (In thousands) (Unaudited)

	October 31, 2008	October 31, 2007
Assets
Cash and Cash Equivalents	$62,409	$110,113
Short Term Investments	9,650	84,806
Accounts Receivable, Net	65,699	90,223
Inventories	172,180	136,309
Property, Plant & Equipment, Net	124,754	146,196
Other Assets	151,294	202,812
	$585,986	$770,459

Liabilities and Stockholders' Equity
Bank Debt	$8,753	$13,771
Bond Debt	138,574	197,643
Other Liabilities	202,778	218,323
Stockholders' Equity	235,881	340,722
	$585,986	$770,459

Blyth, Inc.
Supplemental Non-GAAP Earnings (Loss) Per Share Measures
(In thousands, except per share data)
(Unaudited)

	Three Months Ended		Three Months Ended
	October 31, 2008		October 31, 2007
	Dollars	EPS	Dollars	EPS

Non-GAAP normalized earnings	$7,034	$0.20	$9,343	$0.24

Non-GAAP Adjustments:

Goodwill and other intangibles impairment	(39,328)	(1.11)	-	-

BHI loss from operation and loss on sale of business	-	-	(2,766)	(0.07)

Restructuring charges - BHI	(618)	(0.02)

GAAP net earnings	$(32,912)	$(0.93)	$6,577	$0.17

This table is included as an additional reference to assist investors in analyzing the Company's performance and should be considered in addition to, not a substitute for, measures of financial performance prepared in accordance with GAAP.

The sum of the individual amounts does not necessarily equal to the totals due to rounding.

Blyth, Inc.
Supplemental Non-GAAP Earnings (Loss) Per Share Measures
(In thousands, except per share data)
(Unaudited)

	Nine Months Ended		Nine Months Ended
	October 31, 2008		October 31, 2007
	Dollars	EPS	Dollars	EPS

Non-GAAP normalized earnings	$16,682	$0.46	$29,217	$0.74

Non-GAAP Adjustments:

Goodwill and other intangibles impairment	(39,328)	(1.09)	-	-

BHI loss from operation and loss on sale of business	-	-	(7,401)	(0.19)

Write-off of RedEnvelope investment	(5,186)	(0.14)	-	-

Restructuring charges - BHI	(915)	(0.03)	-	-

Restructuring charges - PartyLite	-	-	(335)	(0.01)

GAAP net earnings	$(28,747)	$(0.80)	$21,481	$0.54

This table is included as an additional reference to assist investors in analyzing the Company's performance and should be considered in addition to, not a substitute for, measures of financial performance prepared in accordance with GAAP.

The sum of the individual amounts does not necessarily equal to the totals due to rounding.